ASTRALIS LTD. REPORTS SECOND QUARTER 2005 RESULTS

Fairfield, New Jersey, August 22, 2005 - Astralis Ltd. (OTCBB; ASTR) today announced its results for the second quarter 2005. For the three months ended June 30, 2005, the Company recorded a net loss of $0.87 million to common stockholders, or $0.01 per share. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of June 30, 2005, was $(0.09) million and the Company had a cash balance totaling $0.48 million as of June 30, 2005.

Research and development expenses for the second quarter 2005 amounted to $0.51 million.

ASTRALIS LTD                                                   +1 (973) 227-7168
Jim Sharpe, Chief Executive Officer
Mike Garone, Chief Financial Officer
Email: info@astralisltd.com

                                  ASTRALIS LTD
                          (A DEVELOPMENT STAGE ENTITY)
                   SELECTED STATEMENT OF OPERATION INFORMATION

                                             Three Months         Six Months
                                          ------------------  ------------------
                                            April 1, 2005 -    January 1, 2005 -
                                             June 30, 2005       June 30, 2005
                                          ------------------  ------------------

Revenues                                              --                  --

Total Operating Expenses                     $   879,720         $ 2,570,815

Loss of Operations                           $  (879,720)        $(2,570,815)

Investment Income                            $     4,972         $    15,870

Net Loss Before Income Tax Benefit           $ ($874,748)        $(2,554,945)

Income Tax Benefit                           $        --         $        --

Net Loss to Common Stockholders              $  (874,748)        $(2,554,945)

Basic and diluted loss per common share      $     (0.01)        $     (0.03)

This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis, Ltd. undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.